Exhibit 16

[Letterhead of Deloitte & Touche LLP]

December 18, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the fifth paragraph on page 198 of the Form S-1 dated December 18, 2014, of Summit Materials, Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant in the sixth paragraph on page 198.

/s/ DELOITTE & TOUCHE LLP